                                                                  EXHIBIT 99.(a)

                                  SUPPLEMENT
                         TO THE JOINT PROXY STATEMENT

                          DATED NOVEMBER 13, 1995 OF

                            THE WALT DISNEY COMPANY
                                      AND
                           CAPITAL CITIES/ABC, INC.
                                  AND TO THE
                     PROSPECTUS DATED NOVEMBER 13, 1995 OF

                                DC HOLDCO, INC.

                                                               February 9, 1996

  The following information (the "Supplement") supplements the Joint Proxy Statement/Prospectus, dated November 13, 1995, of The Walt Disney Company, a Delaware corporation ("Disney"), Capital Cities/ABC, Inc., a New York corporation ("Capital Cities") and DC Holdco, Inc., a Delaware corporation ("New Disney"). This Supplement is accompanied by a copy of the Joint Proxy Statement/Prospectus and should be read in conjunction therewith and with all documents filed by New Disney with the Commission prior to the Election Deadline. Capitalized terms used but not defined herein have the meanings set forth in the Joint Proxy Statement/Prospectus.

RESULTS OF SPECIAL MEETINGS; CONSUMMATION OF THE MERGERS

  At the Disney Meeting, held on January 4, 1996, the stockholders of Disney approved and adopted the Disney Proposal and the Disney Option Proposal. At the Capital Cities Meeting, also held on January 4, 1996, the shareholders of Capital Cities approved and adopted the Capital Cities Proposal. On February 9, 1996, the Mergers were consummated upon the fulfillment of all conditions thereto.

REGULATORY APPROVALS

  Antitrust. All applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired. On January 3, 1996, Disney advised the Antitrust Division of the United States Department of Justice (the "Antitrust Division") of its commitment to divest (or spin off to its stockholders) television station KCAL-TV, Los Angeles, California ("KCAL-TV"), and to separately manage the operations of KCAL-TV and television station KABC-TV, Los Angeles, California ("KABC-TV") pending completion of the KCAL-TV divestiture.

  FCC. The FCC granted its consent to the FCC Applications on February 8, 1996 (the "FCC Approval"). In so doing, the FCC dismissed the petitions to deny filed by the SCBA and the OC Petitioners and granted most of Disney's requests for waivers of the Multiple Ownership Rules. However, the FCC denied Disney's requests for permanent waivers of the newspaper/broadcast cross-ownership rule that would have allowed New Disney to retain common ownership of radio stations WBAP(AM) (Fort Worth, Texas) and KSCS(FM) (Fort Worth, Texas) and the Fort Worth Star-Telegram in the Dallas-Fort Worth market, and radio stations WJR(AM) (Detroit, Michigan) and WHYT(FM) (Detroit, Michigan) and The Oakland Press & Reminder (Pontiac, Michigan) in the Detroit market. Instead, the FCC granted New Disney temporary 12-month waivers of the newspaper/broadcast cross-ownership rule. Accordingly, the FCC's action effectively requires that within 12 months after the consummation of the Acquisition, New Disney must divest either the newspaper or the two radio stations in each of the Dallas-Fort Worth and Detroit markets.

  Additionally, although Disney requested a temporary 18-month waiver of the television duopoly rule so that New Disney temporarily could own both KCAL-TV and KABC-TV in the Los Angeles market, the FCC granted a temporary six-month waiver.

  The FCC Rules also allow persons who have standing to petition the FCC for reconsideration of the FCC Approval. Additionally, such persons may appeal the FCC Approval to the U.S. Court of Appeals for the District of Columbia Circuit. New Disney is not aware that any such challenges have been filed or are contemplated by any persons seeking to reverse the FCC Approval, nor does it believe that any such challenges would be successful. If any challenge is filed with the FCC or the U.S. Court of Appeals, New Disney intends vigorously to oppose it.

LEGISLATIVE REFORMS

  On February 1, 1996, the U.S. Senate and House of Representatives voted to approve the Telecommunications Act of 1996 (the "Act"). The President signed the Act on February 8, 1996. The following highlights a few of the provisions of the Act that are expected to affect most directly the operations of New Disney and its subsidiaries. Such highlights do not purport to be a complete summary of the provisions of the Act that are relevant to New Disney and its subsidiaries.

  License Renewals. The Act lengthens the terms of television and radio broadcast licenses from five and seven years, respectively, to eight years. It also streamlines the license renewal process by prohibiting the FCC, upon expiration of an incumbent's license, from considering competing applications for such license unless the FCC first decides that the incumbent licensee does not meet statutory requirements for renewal.

  Ownership. The Act eliminates the FCC's national ownership limits in the form of caps on the number of television and radio broadcast stations that may be commonly owned. Additionally, it raises the national audience coverage restriction on television station ownership from 25 percent to 35 percent of the national audience. Although the Act liberalizes certain other Multiple Ownership Rules, including restrictions on the number of radio broadcast stations that may be commonly owned in a local market (i.e., the radio duopoly rule), it does not repeal the FCC's newspaper/broadcast cross-ownership rule. Moreover, it does not repeal the FCC's television duopoly rule (generally proscribing the common ownership of television stations with overlapping signal contours).

RECENT DEVELOPMENTS

  Richard D. Nanula became the Senior Executive Vice President and Chief Financial Officer of Disney effective February 6, 1996. Mr. Nanula replaced Stephen F. Bollenbach, who has accepted the position of President and Chief Executive Officer of Hilton Corporation. Mr. Nanula served as Chief Financial Officer of Disney from August 1991 until November 1994, when he was named President of The Disney Store Worldwide.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

DISNEY/CAPITAL CITIES COMBINED COMPANY

  The following unaudited pro forma combined condensed financial statements are based upon the consolidated financial statements of Disney and Capital Cities, combined and adjusted to give effect to the Acquisition. As a result of the Capital Cities Merger, each outstanding share of Capital Cities Common Stock has been converted into the right to receive cash, shares of New Disney Common Stock or a combination of both cash and New Disney Common Stock. The exact amount of cash and/or shares of New Disney Common Stock to be received by each shareholder of Capital Cities pursuant to the Capital Cities Merger is dependent upon, among other things, (i) the stated preferences of the Capital Cities shareholders on the Election Form, (ii) the proration procedures to be applied if the Requested Stock Amount exceeds the Stock Component or the Requested Cash Amount exceeds the Cash Component, and (iii) the level of the Maximum Cash Amount, including any increase of the Maximum Cash Amount by Disney, in its sole discretion. Accordingly, two alternative scenarios of unaudited pro forma combined condensed financial statements are presented, which give effect to the range of possible amounts of New Disney Common Stock and/or cash to be received by Capital Cities shareholders as a result of the Capital Cities Merger. Scenario 1 assumes that all Capital Cities shareholders receive one share of New Disney Common Stock and $65 in cash (Standard Consideration) for each outstanding share of Capital Cities Common Stock, reflecting the maximum number of shares of New Disney Common Stock which could be issued in connection with the Acquisition. Scenario 2 assumes that all Capital Cities shareholders receive solely cash (Cash Consideration) for each outstanding share of Capital Cities Common Stock, without regard to the Cash Component. See "THE REORGANIZATION AGREEMENT--Capital Cities Merger Consideration" in the Joint Proxy Statement/Prospectus and the other materials enclosed herewith.

  The following unaudited pro forma combined condensed statements of income for the year ended September 30, 1995 give effect to the Acquisition as if it had occurred on October 1, 1994. The unaudited pro forma combined condensed statements of income for the year ended September 30, 1995 were prepared based upon the audited consolidated statement of income of Disney for the year ended September 30, 1995 and the unaudited consolidated statements of income of Capital Cities for the nine months ended October 1, 1995 and the three months ended December 31, 1994.

  The following unaudited pro forma combined condensed balance sheets as of September 30, 1995 give effect to the Acquisition as if it had occurred on such date and were prepared based upon the audited consolidated balance sheet of Disney as of September 30, 1995 and the unaudited consolidated balance sheet of Capital Cities as of October 1, 1995.

  These unaudited pro forma combined condensed financial statements and the notes thereto should be read in conjunction with the Disney and Capital Cities audited consolidated financial statements and unaudited interim consolidated financial statements, including the notes thereto, which are incorporated by reference in the Joint Proxy Statement/Prospectus.

  The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the Acquisition occurred at the beginning of the period presented or on the date indicated, nor are they necessarily indicative of future operating results or financial position.

  The unaudited pro forma adjustments are based upon information set forth in the Joint Proxy Statement/Prospectus, and certain assumptions included in the notes to the unaudited pro forma combined condensed financial statements. New Disney believes the pro forma assumptions are reasonable under the circumstances. In addition, as of the date of this Supplement, New Disney believes that the unaudited pro forma combined condensed financial statements reflect the impact on the operations and liquidity of New Disney of all material events or changes expected to result from the Acquisition.

  The Acquisition will be accounted for by the purchase method of accounting. Accordingly, New Disney's cost to acquire Capital Cities (the "Purchase Consideration") of $19.03 billion will be allocated to the assets acquired and liabilities assumed according to their respective fair values, with the excess Purchase Consideration being allocated to goodwill. The Purchase Consideration is based on the approximate market price of Disney's common stock ($57) when the transaction was announced. The cash and stock consideration that will be issued to Capital Cities shareholders and that is reflected in these unaudited pro forma combined condensed financial statements, is based on the actual Disney Common Stock Price of $62, representing the average of the closing sales prices of the Disney Common Stock on the New York Stock Exchange Composite Tape on each of the ten consecutive trading days immediately preceding the second trading day prior to February 9, 1996 (the "Closing Date"). The final allocation of the Purchase Consideration is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make such an allocation in the accompanying unaudited pro forma combined condensed financial statements. Accordingly, the purchase allocation adjustments made in connection with the development of the unaudited pro forma combined condensed financial statements are preliminary and have been made solely for the purpose of developing such unaudited pro forma combined condensed financial statements.

  The $16.42 billion pro forma excess of Purchase Consideration over net tangible assets acquired as of September 30, 1995 is being amortized over 40 years at a rate of $410.5 million per year, in accordance with generally accepted accounting principles, which require that acquired intangible assets be amortized over lives not to exceed 40 years. New Disney believes that the intangible assets acquired, representing principally the franchises and trademarks of Capital Cities, represent scarce assets with indefinite lives, which have historically appreciated in value over time. In addition, the Acquisition will permit the continued expansion of current lines of business, as well as the development of new businesses, via the cross promotion of the well known franchises, trademarks and products of Disney and Capital Cities. New Disney believes it will benefit from the Acquisition for an indeterminable period of time of at least 40 years and, therefore, a 40-year amortization period is appropriate. After consummation of the Acquisition, New Disney will complete the valuations and other studies of the significant assets, liabilities and business operations of Capital Cities. Using this information, New Disney will make a final allocation of the Purchase Consideration, including allocation to tangible assets and liabilities, identifiable intangible assets and goodwill. New Disney believes that any significant allocation of excess Purchase Consideration to intangible assets other than goodwill will be amortized over periods approximating 40 years.

  New Disney will perform periodic reviews of the goodwill and other intangible assets arising from the Acquisition, to ensure that they are carried at recoverable amounts in light of current business conditions.

  The future results of operations of New Disney will reflect increased amortization of intangible assets, increased interest expense and a higher effective income tax rate, since a significant portion of the consideration to be received by Capital Cities shareholders as a result of the consummation of the Capital Cities Merger will be non-deductible for tax purposes. The future financial position of New Disney will reflect increased intangible assets as described above, increased borrowings, and under Scenario 1, increased stockholders' equity resulting from the issuance of New Disney Common Stock to shareholders of Capital Cities. See "Notes to Unaudited Pro Forma Combined Condensed Financial Statements."

     INDEX TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

Scenario 1: Capital Cities shareholders receive the Standard Consideration (maximum stock)

  .Unaudited pro forma combined condensed statement of income for the year ended September 30, 1995

  .Unaudited pro forma combined condensed balance sheet as of September 30,
1995

Scenario 2: Capital Cities shareholders receive the Cash Consideration, without regard to the Cash Component (maximum cash)

  .Unaudited pro forma combined condensed statement of income for the year ended September 30, 1995

  .Unaudited pro forma combined condensed balance sheet as of September 30,
1995

Notes to unaudited pro forma combined condensed financial statements

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1995

                (SCENARIO 1: CAPITAL CITIES SHAREHOLDERS RECEIVE
                  THE STANDARD CONSIDERATION (MAXIMUM STOCK))

                                    HISTORICAL              PRO FORMA
                             ------------------------ ------------------------
                              DISNEY   CAPITAL CITIES ADJUSTMENTS    COMBINED
                             --------- -------------- -----------    ---------
                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues...................  $12,112.1    $6,796.3                   $18,908.4
Costs and Expenses.........    9,233.0     5,272.8     $  (34.0)(a)   14,471.8
Depreciation...............      433.4       110.7                       544.1
Amortization of Intangible
 Assets....................                   64.5        346.0 (b)      410.5
                             ---------    --------     --------      ---------
Operating Income...........    2,445.7     1,348.3       (312.0)       3,482.0
General and Administrative
 Expenses..................      183.6        43.6                       227.2
Interest Expense (Income),
 Net.......................      110.3        (4.2)       689.7 (c)      795.8
Other......................       35.1         2.4                        37.5
                             ---------    --------     --------      ---------
Income Before Income Taxes.    2,116.7     1,306.5     (1,001.7)       2,421.5
Income Taxes...............      736.6       572.1       (255.7)(d)    1,053.0
                             ---------    --------     --------      ---------
Net Income.................  $ 1,380.1    $  734.4     $ (746.0)     $ 1,368.5
                             =========    ========     ========      =========
Earnings Per Share.........  $    2.60    $   4.77                   $    2.00(e)
                             =========    ========                   =========
Average Number of Common
 and Common Equivalent
 Shares Outstanding........      530.4       154.0                       685.3(e)
                             =========    ========                   =========


   See accompanying notes to unaudited pro forma combined condensed financial statements

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995

                (SCENARIO 1: CAPITAL CITIES SHAREHOLDERS RECEIVE
                  THE STANDARD CONSIDERATION (MAXIMUM STOCK))

                                             HISTORICAL              PRO FORMA
                                      ------------------------ ------------------------
                                       DISNEY   CAPITAL CITIES ADJUSTMENTS    COMBINED
                                      --------- -------------- -----------    ---------
                                                      (IN MILLIONS)
ASSETS
Cash and Cash Equivalents...........  $ 1,076.5    $1,038.8     $(1,615.3)(a) $   500.0
Investments.........................      866.3       272.4      (1,000.0)(b)     138.7
Receivables.........................    1,792.8       961.9                     2,754.7
Inventories.........................      824.0                                   824.0
Film and Television Costs...........    2,099.4       642.8                     2,742.2
Theme Parks, Resorts and Other Prop-
 erty, Net..........................    6,190.3     1,297.7                     7,488.0
Intangible Assets, Net..............                2,121.4      14,298.6 (c)  16,420.0
Other Assets........................    1,756.5       914.5                     2,671.0
                                      ---------    --------     ---------     ---------
                                      $14,605.8    $7,249.5     $11,683.3     $33,538.6
                                      =========    ========     =========     =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts and Taxes Payable and Other
 Accrued Liabilities................  $ 3,042.7    $1,316.7     $  (405.2)(d) $ 3,954.2
Borrowings..........................    2,984.3       607.9       7,996.2 (e)  11,588.4
Other Liabilities...................    1,928.0       589.9                     2,517.9
Stockholders' Equity................    6,650.8     4,735.0       4,092.3 (f)  15,478.1
                                      ---------    --------     ---------     ---------
                                      $14,605.8    $7,249.5     $11,683.3     $33,538.6
                                      =========    ========     =========     =========


   See accompanying notes to unaudited pro forma combined condensed financial statements

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED SEPTEMBER 30, 1995

    (SCENARIO 2: CAPITAL CITIES SHAREHOLDERS RECEIVE THE CASH CONSIDERATION,
              WITHOUT REGARD TO THE CASH COMPONENT (MAXIMUM CASH))

                                   HISTORICAL              PRO FORMA
                            ------------------------ ------------------------
                             DISNEY   CAPITAL CITIES ADJUSTMENTS    COMBINED
                            --------- -------------- -----------    ---------
                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues..................  $12,112.1    $6,796.3                   $18,908.4
Costs and Expenses........    9,233.0     5,272.8     $   (34.0)(a)  14,471.8
Depreciation..............      433.4       110.7                       544.1
Amortization of Intangible
 Assets...................                   64.5         346.0 (b)     410.5
                            ---------    --------     ---------     ---------
Operating Income..........    2,445.7     1,348.3        (312.0)      3,482.0
General and Administrative
 Expenses.................      183.6        43.6                       227.2
Interest Expense (Income),
 Net......................      110.3        (4.2)      1,314.0 (c)   1,420.1
Other.....................       35.1         2.4                        37.5
                            ---------    --------     ---------     ---------
Income Before Income Tax-
 es.......................    2,116.7     1,306.5      (1,626.0)      1,797.2
Income Taxes..............      736.6       572.1        (499.2)(d)     809.5
                            ---------    --------     ---------     ---------
Net Income................  $ 1,380.1    $  734.4     $(1,126.8)    $   987.7
                            =========    ========     =========     =========
Earnings Per Share........  $    2.60    $   4.77                   $    1.86(e)
                            =========    ========                   =========
Average Number of Common
 and Common Equivalent
 Shares Outstanding.......      530.4       154.0                       530.4(e)
                            =========    ========                   =========


   See accompanying notes to unaudited pro forma combined condensed financial statements

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995

    (SCENARIO 2: CAPITAL CITIES SHAREHOLDERS RECEIVE THE CASH CONSIDERATION,
              WITHOUT REGARD TO THE CASH COMPONENT (MAXIMUM CASH))

                                             HISTORICAL              PRO FORMA
                                      ------------------------ ---------------------------
                                       DISNEY   CAPITAL CITIES ADJUSTMENTS       COMBINED
                                      --------- -------------- -----------       ---------
                                                      (IN MILLIONS)
ASSETS
Cash and Cash Equivalents...........  $ 1,076.5    $1,038.8     $(1,615.3)(a)    $   500.0
Investments.........................      866.3       272.4      (1,000.0)(b)        138.7
Receivables.........................    1,792.8       961.9                        2,754.7
Inventories.........................      824.0                                      824.0
Film and Television Costs...........    2,099.4       642.8                        2,742.2
Theme Parks, Resorts and Other Prop-
 erty, Net..........................    6,190.3     1,297.7                        7,488.0
Intangible Assets, Net..............                2,121.4      14,298.6 (c)     16,420.0
Other Assets........................    1,756.5       914.5                        2,671.0
                                      ---------    --------     ---------        ---------
                                      $14,605.8    $7,249.5     $11,683.3        $33,538.6
                                      =========    ========     =========        =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts and Taxes Payable and Other
 Accrued Liabilities................  $ 3,042.7    $1,316.7     $  (405.2)(d)    $ 3,954.2
Borrowings..........................    2,984.3       607.9      17,599.9 (e)     21,192.1
Other Liabilities...................    1,928.0       589.9                        2,517.9
Stockholders' Equity................    6,650.8     4,735.0      (5,511.4)(f)(g)   5,874.4
                                      ---------    --------     ---------        ---------
                                      $14,605.8    $7,249.5     $11,683.3        $33,538.6
                                      =========    ========     =========        =========


   See accompanying notes to unaudited pro forma combined condensed financial statements

                         NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

            (TABULAR DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

  The unaudited pro forma combined condensed financial statements reflect the conversion of each outstanding share of Capital Cities Stock (154.9 million shares, representing 153.9 million shares outstanding as of October 1, 1995 plus an estimated 1.0 million shares expected to be issued through the Effective Time in connection with the Capital Cities Employee Stock Purchase
Plan), based on the actual Disney Common Stock Price of $62, into cash and/or shares of New Disney Common Stock as follows:

                                                       SCENARIO 1    SCENARIO 2
                                                      MAXIMUM STOCK MAXIMUM CASH
                                                      ------------- ------------
The Purchase Consideration is detailed as follows:
  Cash..............................................    $10,068.6    $19,672.3
  New Disney Common Stock...........................      8,827.3          --
  Settlement of certain benefit plans (1)...........        137.7        137.7
  Stock Price Adjustment (2)........................          --        (776.4)
                                                        ---------    ---------
Total Purchase Consideration........................     19,033.6     19,033.6
Less: Capital Cities tangible net assets as of Octo-
 ber 1, 1995........................................      2,613.6      2,613.6
                                                        ---------    ---------
Excess of Purchase Consideration over net tangible
 assets acquired....................................    $16,420.0    $16,420.0
                                                        =========    =========

--------
(1) As a result of the Acquisition, certain Capital Cities benefit plans will become fully vested and the related benefits will become immediately payable in a single lump-sum distribution. In addition, the Acquisition results in accelerated vesting of Capital Cities Options, which for purposes of these pro forma combined condensed financial statements are assumed to be settled in cash. The amount included in the Purchase Consideration reflects total estimated payments of $542.9 million, less related amounts accrued at October 1, 1995 of $298.0 million, and less estimated income tax benefits of $107.2 million.
(2) Represents the difference between the Cash Consideration and the cash that would have been paid as consideration based on the approximate value of Disney Common Stock when the transaction was announced (the "Stock Price Adjustment") under Scenario 2.

  Acquisition expenses, including debt issuance costs, are not expected to be material and, accordingly, have not been included in the unaudited pro forma combined condensed financial statements.

  Transactions between Disney and Capital Cities have not been eliminated from the unaudited pro forma combined condensed financial statements, as the amounts are immaterial in the periods presented.

  The impact on New Disney's financial position from the disposition of Disney's investment in KCAL-TV and from the disposition of either Capital Cities' newspaper or radio station operations in Detroit and Dallas/Fort Worth is not expected to be material and, accordingly, has not been reflected in the unaudited pro forma combined condensed financial statements.

  Certain reclassifications have been made to the Disney and Capital Cities historical consolidated financial statements to set forth the unaudited pro forma combined condensed financial statements of New Disney after giving effect to the Acquisition.

  Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed statements of income reflect the following:

  (a)Elimination of merger costs which are assumed to have been incurred prior to the Acquisition.

  (b) Amortization of the excess of Purchase Consideration over tangible net assets acquired on a straight-line basis over 40 years, net of elimination of Capital Cities' historical amortization of excess acquisition costs over the values assigned to tangible net assets acquired in prior acquisitions.

  (c) Increase in interest expense resulting from the use of new borrowings to finance a portion of the Purchase Consideration and reduction in investment and interest income, resulting from the use of certain short-term investments and cash to fund partial payment of the Purchase Consideration. The interest rate on new borrowings of $8.00 billion under Scenario 1 and $17.60 billion under Scenario 2 is assumed to be 6.5%.
  (d) Income tax effect of pro forma adjustments, excluding amortization of the excess of Purchase Consideration over tangible net assets acquired, which is non-deductible for tax purposes.
  (e) Earnings per share based upon the weighted average number of shares of Disney Common Stock and common equivalent shares outstanding for the period presented, including under Scenario 1, the shares of New Disney Common Stock assumed to be issued in connection with the Acquisition, as if they had been issued at the beginning of the period presented.

  Pro forma adjustments giving effect to the Acquisition in the unaudited pro forma combined condensed balance sheets reflect the following:

  (a) Liquidation of certain cash balances to fund partial payment of the Purchase Consideration.
  (b) Liquidation of certain short-term investments to fund partial payment of the Purchase Consideration.
  (c) Excess of Purchase Consideration over tangible net assets acquired, net of Capital Cities' historical excess of purchase consideration over the values assigned to tangible net assets acquired in prior acquisitions.
  (d) Liquidation of accrued liabilities related to the cash settlement of certain Capital Cities benefit plans and recording of income tax benefits related to the distribution of accelerated benefits.
  (e) New borrowings to finance the cash portion of the Purchase Consideration and the cash settlement of certain Capital Cities benefit plans.
  (f) Cancellation of Disney Treasury Stock, elimination of Capital Cities shareholders' equity, and, under Scenario 1, issuance of 154.9 million shares of New Disney Common Stock.
  (g) The Stock Price Adjustment, which is described above.

  The two scenarios of unaudited pro forma combined condensed financial statements presented above give effect to the range of possible amounts of New Disney Common Stock and/or cash to be received by Capital Cities shareholders as a result of the consummation of the Capital Cities Merger. However, under a scenario whereby the aggregate amount of cash payable to Capital Cities shareholders is set at a point approximately halfway between its level under Scenario 1 and Scenario 2, as defined above, unaudited pro forma combined earnings per share would be $1.94 for the year ended September 30, 1995, and the final consideration would consist of $14.87 billion in cash and $4.80 billion in Disney Common Stock (77.4 million shares).

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